Exhibit 10.11

EXECUTIVE BONUS PLAN

Etsy is pleased to confirm your eligibility and participation in the Executive Bonus Plan (Plan) effective             , 2014, on the terms described in this document.

The Plan is an annual discretionary bonus that is intended to help motivate key executives to achieve our company-wide goals and reward them for achievement of company and individual results.

Your Target

Your bonus Target for 2014 is     % of your Adjusted Base Salary for the Measurement Period. The Measurement Period is January 1, 2014 - December 31, 2014. The amount of your actual bonus will be determined through a combination of overall Etsy financial performance and your own individual performance against goals determined by you and your manager. Your actual bonus will be determined by your manager and the CEO in the CEO’s absolute discretion, and could be below or, in exceptional cases, above your Target.

Adjusted Base Salary means your base salary for the Measurement Period, subject to any of the following adjustments:

1.	Your base salary will be prorated if you began working for Etsy during the Measurement Period;

2.	If you take an Unpaid Voluntary Leave of Absence[1], your base salary will be prorated (to the extent permitted by applicable law) based on the period of time you worked during the Measurement Period. At its sole discretion, Etsy may deem that you were actively at work during any such periods of leave of absence at the salary rate in effect at the commencement of your leave of absence.

3.	Your base salary may be adjusted if you transfer to another position within Etsy, as described below.

Eligibility

•	You must be employed by Etsy (or one of its subsidiaries, collectively called the “Etsy Group”) at the end of the Measurement Period and at the Payout Date (defined below) and must not have given or received notice of termination to be eligible to receive a bonus. Accordingly, you will not receive a bonus if your employment with the Etsy Group ends (or if you or Etsy have given notice that your employment will end) for any reason prior to the Payout Date.

•	If you transfer from your current position to another position within the Etsy Group, your eligibility for the bonus may cease. If so, you will be eligible fora prorated bonus based on the period of time you spent in a position eligible for a bonus under this Plan. You must remain employed by the Etsy Group through the Payout Date in order to be eligible for a prorated bonus.

Timing of Payment

•	Etsy anticipates that the Payout Date will be within seventy-five (75) days after the end of the Measurement Period.

•	If you are on an Unpaid Voluntary Leave of Absence on the Payout Date, your bonus will be paid to you only if you return from the leave of absence, and in that case it will be paid as soon as practicable following the date on which you return. At its sole discretion, Etsy may accelerate payment for an employee on such Unpaid Voluntary Leave of Absence to the Payout Date.

•	If you are on a Paid Leave of Absence[2] on the Payout Date, your bonus will be paid on the Payout Date.

[1]	Unpaid Voluntary Leave of Absence includes leave for such purposes as an unpaid sabbatical. unpaid personal leave of absence as well other leave that does not meet the requirements of a Paid Leave of Absence (defined below).
[2]	Paid Leave of Absence includes any leave during which you receive compensation from Etsy and/or supplemental or replacement compensation from a program provided by Etsy or by the government (e.g., disability benefits).

Etsy may alter your Target or modify the terms of this Plan, or withdraw the Plan altogether, at any time without prior notice. Bonuses are not earned until paid.

Taxes, Benefits and Other Employee-Related Policies

FOR U.S.EMPLOYEES

•	Bonuses are considered supplemental wages and will be taxed in accordance with federal and state laws governing supplemental wages. In general, federal taxes are withheld from bonus payments at a flat 25% rate, not at the withholding rate in effect for an employee’s semi-monthly pay cycle.

•	Bonuses are considered wages for purposes of Section 401(k) of the Internal Revenue Code.

•	Therefore, if you are enrolled in the Etsy 401(k) Plan, contributions will be withheld from bonus payments up to the 401(k) Plan and Code mandated limits.

•	Notwithstanding anything in the Plan to the contrary, Etsy intends that all bonus payments provided under the Plan will be exempt from the requirements of Code Section 409A.

FOR U.K. EMPLOYEES

•	Bonuses are considered supplemental remuneration and will be subject to statutory deductions.

•	Bonuses are non-pensionable.

Bonus Pool for the Measurement Period

Etsy’s Board of Directors will determine the total bonus pool based on measures of Etsy’s profitability (EBITDA Margin) and revenue (Net Revenue) for the Measurement Period as compared to targets. Achievement of Target Performance (                    and                     ) will result in funding of 100%, so that the bonus pool shall equal the sum of eligible employees’ Target bonus amounts. If the actual EBITDA Margin and/or Net Revenue differs from the targeted amounts, the bonus pool will be either higher or lower than the sum of the Target bonus amounts, as determined in accordance with the bonus pool matrix chart below.

2014 Bonus Pool Award Matrix

The bonus pool will be allocated among eligible employees at the absolute discretion of the CEO.

Terms of Plan

This Executive Bonus Plan is not intended to alter your employment-at-will status or in any way limit your or Etsy’s ability to terminate your employment at any time for any or no reason, consistent with local law. Etsy reserves the right to change the Plan or your Target, or to terminate the Plan entirely, at any time, at its sole discretion.

Employee:	Etsy, Inc.

Signature:	By:

Date:	Title: